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                                                                     EXHIBIT (i)

[John Hancock Financial Services, Inc. Letterhead]

April 29, 2004

John Hancock Variable Series Trust I
John Hancock Place
P.O. Box 111
Boston, MA 02117

Trustees:

     This opinion is given in connection with the filing by John Hancock Variable Series Trust I, a Massachusetts business trust (the "Trust") of its Post-Effective Amendment No. 42 to its Registration Statement on Form N-1A (File No. 33-2081; the "Registration Statement") under the Securities Act of 1933 and the Investment Company Act of 1940, relating to an indefinite amount of its shares of beneficial interest, which includes thirty separate series (i.e., the Equity Index, Large Cap Value, Large Cap Growth, Large Cap Growth B, Fundamental Growth, Earnings Growth, Growth & Income, Fundamental Value, Fundamental Value B, Mid Cap Value, Mid Cap Value B, Mid Cap Growth, Small Cap Value, Small Cap Emerging Growth, Small Cap Growth, International Equity Index, Overseas Equity, Overseas Equity B, Overseas Equity C, Real Estate Equity, Health Sciences, Financial Industries, Managed, Short-Term Bond, Bond Index, Active Bond, Total Return Bond, High Yield Bond, Global Bond, and Money Market Funds) of NAV Class Shares and one series (International Equity Index) of Series I and Series II Classes of Shares. The Trust's shares of beneficial interest, including the thirty series of shares, are hereinafter referred to as the "shares".

     I have examined the Trust's Declaration of Trust, its By-Laws, the Registration Statement of its predecessor as originally filed on December 11, 1985, subsequent post-effective amendments and this Post-Effective Amendment No. 42, and such other records, certificates, documents and statutes that I have deemed relevant in order to render the opinion expressed herein.

     Based on such examination, I am of the opinion that:

     1. The Trust is a business trust duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

     2. The shares offered for sale by the Trust, when issued in the manner contemplated by this Post-Effective Amendment to its Registration Statement, will be legally issued, fully-paid and non-assessable.

     I consent to the use of this opinion as Exhibit (i) to the Post-Effective Amendment to the Registration Statement and to the use of my name in the Statement of Additional Information incorporated by reference into the Prospectus comprising a part of the Registration Statement.

Very truly yours,

/s/ Ronald J. Bocage
Ronald J. Bocage
Vice President and Counsel